As filed with the Securities and Exchange Commission on July 6, 2005

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xerium Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	42-1558674
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

One Technology Drive, Westborough Technology Park

Westborough, Massachusetts 01581

(Address of Principal Executive Offices, Including Zip Code)

Xerium Technologies, Inc. 2005 Equity Incentive Plan

(Full Title of the Plan)

Michael J. Stick

Executive Vice President and General Counsel

One Technology Drive

Westborough Technology Park

Westborough, Massachusetts 01581

(508) 616-9468

(Name, Address and Telephone Number of Agent for Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

John B. Ayer, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Telephone: (617) 951-7000

Telecopy: (617) 951-7050

CALCULATION OF REGISTRATION FEE

Plan	Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Xerium Technologies, Inc. 2005 Equity Incentive Plan	Common Stock, par value $.01 per share	2,500,000	(2)	$12.08	$30,200,000	$3,555	(3)

(1)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of Xerium Technologies, Inc. Common Stock, par value $.01 per share, reported on the New York Stock Exchange on July 5, 2005.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.
(3)	A registration fee of $88,690 was previously paid in connection with the initial filing of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-1558674) (the “Prior Registration Statement”) on April 22, 2004. An additional registration fee of $45,545 was previously paid with the filing of Amendment No. 2 to the Prior Registration Statement on July 9, 2004. The actual registration fee for the securities registered pursuant to the Prior Registration Statement (as set forth in Amendment No. 12 to the Prior Registration Statement filed on May 11, 2005) was $23,428. Pursuant to Rule 457(b) under the Securities Act of 1933, the Registrant requests that the registration fee hereunder be deducted from the overpayment with respect to the Prior Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Xerium Technologies, Inc. (“the Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference except to the extent any statement or information therein is modified, superseded or replaced by a statement or information contained in this document or in any other subsequently filed document incorporated herein by reference:

(a) The Registrant’s prospectus dated May 16, 2005, as filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) on May 17, 2005.

(b) All reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to December 31, 2004.

(c) The description of the Common Stock, $.01 par value per share, contained in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on May 5, 2005.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent from time to time permitted by law, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers to the maximum extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the amended and restated certificate of incorporation. The Registrant’s amended and restated certificate of incorporation provides that the Registrant shall not indemnify a person in connection with an action initiated by the person, unless the initiation of the action was approved by the directors.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or by laws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains insurance to protect itself and its directors and officers, and those of its subsidiaries, against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.1 to Xerium Technologies, Inc.’s Quarterly Report on Form 10-Q filed on June 23, 2005, Commission File Number 001-32498.

4.2	Amended and Restated By-laws of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.2 to Xerium Technologies, Inc.’s Quarterly Report on Form 10-Q filed on June 23, 2005, Commission File Number 001-32498.

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Westborough, The Commonwealth of Massachusetts, on this 6th day of July, 2005.

XERIUM TECHNOLOGIES, INC.

By:	/s/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President and Chief Executive Officer

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Thomas Gutierrez, Michael P. O’Donnell and Michael J. Stick, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

*        *        *        *        *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ THOMAS GUTIERREZ Thomas Gutierrez	President, Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2005

/s/ MICHAEL P. O’DONNELL Michael P. O’Donnell	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 6, 2005

/s/ JOHN S. THOMPSON John S. Thompson	Director	July 6, 2005

/s/ JOHN B. SAUNDERS John B. Saunders	Director	July 6, 2005

/s/ DONALD P. AIKEN Donald P. Aiken	Director	July 6, 2005

/s/ EDWARD PAQUETTE Edward Paquette	Director	July 6, 2005

/s/ MICHAEL PHILLIPS Michael Phillips	Director	July 6, 2005

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.1 to Xerium Technologies, Inc.’s Quarterly Report on Form 10-Q filed on June 23, 2005, Commission File Number 001-32498.

4.2	Amended and Restated By-laws of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.2 to Xerium Technologies, Inc.’s Quarterly Report on Form 10-Q filed on June 23, 2005, Commission File Number 001-32498.

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of attorney (included on the signature page of this Registration Statement).